                                             Russell Financial Services, Inc.
                                             1301 2nd Avenue - 18th Floor
                                             Seattle, Washington 98101
                                             206-505-4276

December 1, 2014

Hartford Life Insurance Company
c/o Massachusetts Mutual Life Insurance Company
100 Bright Meadow Blvd.
Enfield, CT 06082

RE: SHARE RECLASSIFICATIONS AND CORRESPONDING CONTRACT AMENDMENTS

Dear Partner:

In order to provide greater clarity into the fee components of certain share classes of the Russell Investment Company LifePoints Target Portfolio and Target Date Series Funds (collectively, the "Funds"), effective October 1, 2014, Russell reclassified Class R2 and R3 Shares of the Funds as new Class R4 and R5 Shares. Specifically, effective October 1, 2014, Class R2 Shares were reclassified as Class R4 Shares and Class R3 Shares were reclassified as Class R5 Shares (the "Reclassification"). The Reclassification was effected automatically and consisted of replacement of all of the issued and outstanding Class R2 and R3 Shares of each Fund with Class R4 and R5 Shares, respectively, of the same Fund.

The value of a participant's investment in the Funds did not change as a result of the Reclassification nor were the expense ratios currently associated with Class R2 and R3 Shares. Rather, the Reclassification affected where "shareholder servicing fees" are disclosed in the prospectus expense tables. Previously, "shareholder servicing fees" for Class R2 and R3 Shares were included in the "Other Expenses" line item of the prospectus expense tables. After the Reclassification, "shareholder servicing fees" for Class R4 and R5 Shares are reflected in the "Distribution (12b-1) Fees" line item, along with the 12b-1 distribution fees paid in connection with such classes. Russell believes that this presentation is more consistent with industry practice and allows clear identification and comparison of the total "Distribution (12b-1) Fees" and "Other Expenses" of the Funds relative to the funds in their peer groups.

As illustrated in the table below, the 12b-1 and shareholder servicing fees paid with respect to Class R2 and R3 Shares did not change as a result of the Reclassification.

                                                                       COMBINED FEE RATE
                                         12b-1/SALES                 (12b-1/SALES SUPPORT
                                           SUPPORT     SHAREHOLDER     FEE + SHAREHOLDER
                     SHARE CLASS             FEE       SERVICE FEE        SERVICE FEE)
                     ----------------   ------------   -----------   --------------------
                     Class R2                   0.00%         0.25%                  0.25%
                     Class R3                   0.25%         0.25%                  0.50%
                     Class R4                   0.00%         0.25%                  0.25%
                     Class R5                   0.25%         0.25%                  0.50%

This letter shall serve as an amendment to all of the agreements that you have in place with Russell Financial Services, Inc., Russell Fund Services Company and/or Russell Investment Company (as applicable, "Russell"). By countersigning and returning this letter, you and Russell agree that such agreements are hereby amended to delete all references to Class R2 and R3 Shares and replace such references with Class R4 and R5 Shares.

PLEASE NOTE THAT PURSUANT TO THE TERMS OF THE FUNDS' DISTRIBUTION PLAN, RUSSELL WILL BE UNABLE TO PAY 12b-1 AND SHAREHOLDER SERVICING FEES WITH RESPECT TO CLASS R4 AND R5 SHARES UNTIL WE RECEIVE A COUNTERSIGNED LETTER FROM YOU.

  PLEASE COUNTERSIGN THIS LETTER AND RETURN IT IN THE ENCLOSED PRE-ADDRESSED
                                  ENVELOPE TO:
                     Ritz Duchesne - Contract Administration
                               Russell Investments
                          1301 Second Ave - 18th Floor
                                Seattle, WA 98101

PLEASE NOTE THAT THESE CHANGES MAY REQUIRE MODIFICATIONS BY YOUR INTERNAL OPERATIONS GROUP.

Notifications were sent to your back offices, which included the new CUSIPs and ticker symbols for Class R4 and R5 Shares for each Fund.

A shareholder notification regarding the Reclassification was sent to plans and/or participants invested in the Funds in early June. In addition, the Reclassification was explained in a June 3, 2014 prospectus supplement. You should have arranged for notification to plan participants of the Reclassification no later than the effective date of October 1st, 2014. Additionally, if you process your trades through an intermediary or platform, you should have contacted that vendor for information about the availability of Class R4 and Class R5 Shares on that system.

If you have questions regarding this letter and/or your agreements with Russell, please call Ritz Duchesne at (206) 505-4276.

We appreciate your ongoing support of Russell's multi-asset solution products.


Best Regards,

/s/ Debra Ramsey
----------------------------------------


Ms. Debra Ramsey
Chief Operating Officer, Private Client Services


Acknowledged and Agreed
Firm Name: Hartford Life Insurance Company
BY MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,
ITS ADMINISTRATOR


Signature: /s/ Brian Haendiges
           -----------------------------

By: Brian Haendiges
    ------------------------------------

Title: Senior Vice President
       ---------------------------------

Date: 12/1/14
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